Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Trust II of our reports dated September 27, 2016, relating to the financial statements and financial highlights, which appears in the Nuveen International Growth Fund, Nuveen NWQ International Value Fund and Nuveen NWQ Japan Fund’s Annual Reports on Form N-CSR for the year ended July 31, 2016. We also consent to the references to us under the headings Independent Registered Public Accounting Firm and Financial Highlights in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 30, 2017